EXHIBIT 11.1
                       COMPUTATION OF PER SHARE DATA
                   (In thousands, except per share data)


                                      Three months ended      Nine months ended
                                        September 30,            September 30,
                                      -------------------   --------------------
                                       1997        1996         1997       1996
                                      --------  ---------   ----------   -------
NET INCOME (LOSS)...................  $(3,738)  $ (5,176)     (12,906)    $1,740
                                      ========  =========   ==========   =======
PRIMARY:
   Weighted average number of
         common shares outstanding..   22,228     18,685       21,261     18,593
   Shares issuable upon exercise of
         dilutive stock options and
         warrants --- net of shares
         assumed to be repurchased
         (at the average market
         price for the period) from
         exercise proceeds..........    - 0 -      - 0 -        - 0 -        946
                                      --------   --------    ---------   -------
Shares used for computation.........   22,228     18,685       21,261     19,539
                                      ========   ========    =========   =======
EARNINGS (LOSS) PER SHARE OF COMMON
STOCK.....................           $  (0.17)  $  (0.28)     $ (0.61)  $   0.09
                                      ========   ========    =========   =======
ASSUMING FULL DILUTION:
   Weighted average number of
         common shares outstanding..   22,228     18,685       21,261     18,593

   Shares issuable upon exercise of
         dilutive stock options and
         warrants --- net of shares
         assumed to be repurchased
         (at the higher of
         period-end market price or
         the average market price
         for the period) from
         exercise proceeds..........    - 0 -      - 0 -         -0-         946
                                       ------     ------      ------      ------
Shares used for computation.........   22,228     18,685      21,261      19,539
                                       ======     ======      ======      ======
EARNINGS (LOSS) PER SHARE OF COMMON
STOCK (ASSUMING FULL DILUTION)(1)... $  (0.17)  $  (0.28)    $ (0.61)   $   0.09
                                     =========  =========    ========   ========

NOTES & ASSUMPTIONS:
(1) Not presented as dilution is less than 3%.